                                                                    EXHIBIT 99.8


                     CREDIT SUISSE FIRST BOSTON CORPORATION
                             ELEVEN MADISON AVENUE
                               NEW YORK, NY 10010

                                                                    May 22, 2000

International Paper Company
Two Manhattanville Road
Purchase, New York 10577

                          INTERNATIONAL PAPER COMPANY
                                STANDBY PURCHASE
                               COMMITMENT LETTER

Ladies and Gentlemen:

     You have advised Credit Suisse First Boston Corporation ("CSFB") that International Paper Company ("IP" or "you") intends to acquire (the "Acquisition") Champion International Corporation (the "Company"). You have further advised us that the Acquisition will be accomplished by an exchange offer (the "Exchange Offer") by a wholly owned subsidiary of IP ("Acquico") for the outstanding shares (the "Shares") of capital stock of the Company followed by a merger of Acquico and the Company, with the surviving entity of such merger being a wholly owned subsidiary of IP (the "Merger"), pursuant to an agreement and plan of merger previously entered into among IP, Acquico, and the Company and related documents (collectively, the "Acquisition Agreement"). We understand that (i) the Exchange Offer will be conditioned, among other things, on the tender and purchase (or exchange) of at least that number of Shares that will permit Acquico, acting alone, to effectuate the Merger and (ii) the total consideration for tendered Shares and the Merger will be $75.00 per Share of which $50.00 will be paid in cash and the remainder will be paid in the form of common stock of IP (the "Equity Issuance").

     You have advised CSFB that, in addition to the $3,050,000,000 senior unsecured bank credit facilities (the "Bank Credit Facilities") which are the subject of a commitment letter among you and an affiliate of CSFB of even date herewith, you contemplate entering into one or more capital markets transactions involving the issuance of debt securities (the "Debt Securities") in an aggregate principal amount of up to $3,000,000,000 prior to or concurrent with the Acquisition. You have requested CSFB to present to you capital markets alternatives for the sale of the Debt Securities on terms acceptable to you. In the event that you are not able to consummate the sale of the Debt Securities, or a portion thereof, on terms acceptable to you, you have requested that CSFB purchase, as standby purchaser (the "Standby Purchaser"), from you senior unsecured floating rate money market notes (the "Money Market Notes") in an amount equal to the remaining unsold amount of Debt Securities (up to $3,000,000,000). You would sell the Money Market Notes to CSFB on a private placement basis (the "Placement"). A summary of the preliminary terms of the Money Market Notes is set forth in Exhibit A hereto (the "Term Sheet"). The offer and sale of the Debt Securities and the Placement of Money Market Notes are herein collectively referred to as the "Debt Issuance". The Debt Securities and the Money Market Notes are herein collectively referred to as the "Securities".

     You have further advised us that the proceeds from the Debt Issuance, together with a portion of proceeds from the Bank Credit Facilities and cash on hand of IP and the Company, would be used to finance (a) the cash consideration paid in the Exchange Offer and (b) on the date of the Merger, the remaining cash consideration of the Acquisition and the refinancing of existing indebtedness of the Company to the extent required by the Acquisition (the "Refinancing"). The
(i) Acquisition, (ii) Exchange Offer, (iii) Merger, (iv) Refinancing, (v) Equity Issuance, (vi) borrowings under the Bank Credit Facilities and (vii) Debt Issuance are collectively referred to herein as the "Transactions".

     In connection with the foregoing, CSFB is pleased to act as, and you hereby appoint CSFB to act as, the Standby Purchaser with respect to the Money Market Notes upon the terms and subject to the conditions specified or referred to in this letter, in Exhibit B hereto (the "Conditions") and in the Term Sheet. Further, you hereby engage CSFB to act as sole placement agent and/or sole lead (books) underwriter (collectively the "Placement Agent") in connection with the Money Market Notes upon the terms and subject to the conditions specified or referred to in this letter and in a purchase agreement in the form of CSFB's standard agreement for such purpose.

     You understand and agree that CSFB's obligations to purchase the Money Market Notes and to act as Standby Purchaser and Placement Agent are expressly subject to the terms and conditions set forth herein and in the Term Sheet and the Conditions and will exist only upon the execution and delivery of definitive documentation, including, without limitation, an underwriting or purchase agreement in CSFB's customary form and an indenture or fiscal agency agreement, satisfactory to CSFB and its counsel (such definitive documentation shall include CSFB's standard conditions precedent, representations, warranties, covenants and indemnifications, among other things). Furthermore, you hereby agree that it shall be a condition to CSFB's obligations as the Standby Purchaser and Placement Agent of the Money Market Notes that you shall, in good faith, work with CSFB to develop capital markets alternatives for the sale of the Debt Securities on terms acceptable to you.

     As consideration for CSFB's commitment hereunder and the services described herein, you agree to pay to CSFB the non-refundable fees set forth in the Fee Letter dated the date hereof and delivered herewith (as the same may be amended or modified from time to time in accordance with its terms, the "Fee Letter").

     You agree to assist CSFB, and to use your commercially reasonable efforts to cause the Company to assist CSFB, in a timely completion of the Debt Issuance. Such assistance shall include (a) your using your commercially reasonable efforts to ensure, and to use your commercially reasonable efforts to cause the Company to use its commercially reasonable efforts to ensure, that CSFB materially benefits from your and the Company's existing lending relationships, (b) assistance by you and your using your commercially reasonable efforts to cause assistance by the Company in the preparation of one or more offering documents and other marketing materials (including assistance in obtaining industry data) to be used in connection with the Debt Issuance, (c) assistance by you and your using commercially reasonable efforts to cause the Company to participate in due diligence sessions and to participate in one or more road shows and "one-on-one" meetings to market the Securities and (d) upon CSFB's request, to take such other actions as may be necessary or desirable in connection with the structuring, arranging, placement and underwriting of the Securities. Additionally, you agree that prior to completion of the Debt Issuance, or the earlier termination of this Commitment Letter unless otherwise agreed to by CSFB, there shall be no competing issues of debt securities or commercial bank facilities of IP or any of its subsidiaries (it being understood that competing issues would not include debt securities or commercial bank facilities currently outstanding but would include, without limitation, issues of new (or refinancing of existing) debt securities or commercial bank facilities) other than (i) the Bank Credit Facilities, (ii) debt incurred to refinance outstanding debt which, in the ordinary course, becomes due and owing at its scheduled maturity, (iii) debt guaranteed by you and issued by a governmental authority in connection with any of your facilities, and (iv) debt issued by Carter Holt Harvey, Ltd. or Bush Boake & Allen Company.

     You agree to furnish CSFB with all financial and other information concerning IP (and the Company) CSFB deems appropriate in connection with the performance of the services contemplated by this letter, and, in that connection, will provide CSFB with access to your and the Company's officers, directors, employees, accountants, counsel and other representatives. You acknowledge and confirm that CSFB (i) will rely on such information in the performance of the services contemplated by this letter without independently investigating or verifying any of such information and (ii) assumes no responsibility for the accuracy or completeness of such information.

     You will be solely responsible for the contents of (i) the private placement memorandum or other offering documents used in connection with the Securities (such materials, as they may be amended or supplemented and including any information incorporated therein by reference, the "Offering Materials") and any and all other written or oral communications provided by or on behalf of IP to any actual or prospective purchaser of the Securities. You represent and warrant that the Offering Materials and such other communications will not, as of the date of the offer or sale (or the closing date of any such sale) of the

Securities contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. You authorize CSFB to provide the Offering Materials to prospective purchasers of the Securities. If at any time prior to the completion of the offer and sale of the Securities, an event occurs as a result of which the applicable Offering Materials (as then supplemented or amended) would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, IP will promptly notify CSFB of such event and CSFB will suspend solicitations of prospective purchasers of the Securities, or will delay the closing of the Securities, until such time as you shall prepare (and you agree that you will in such case promptly prepare) a supplement or amendment to the applicable Offering Materials which corrects such statement or omission.

     CSFB reserves the right, after consultation with you, to change any or all of the terms, structure, amount, tenor (provided that in no event shall the tenor be less than 18 months) or pricing of the Money Market Notes as set forth herein and in the Term Sheet and the Fee Letter if such changes are advisable, in CSFB's judgment, to ensure that the Money Market Notes are successfully offered and sold (as determined by CSFB) by CSFB as Placement Agent, provided that the aggregate principal amount of the Money Market Notes remains the same.

     It is understood that the offer and sale of the Securities will be exempt from the registration requirements of the Securities Act. IP will not, directly or indirectly, make any offer or sale of the Securities, or of securities of the same or a similar class as the Securities if as a result the offer and sale of the Securities contemplated hereby would, in the opinion of CSFB, fail to be entitled to the exemption from the registration requirements of the Securities Act. IP represents and warrants to CSFB that it has not, directly or indirectly, made any offers or sale of the Securities, or securities of the same or similar class as the Securities during the six-month period ending on the date of this letter, and has no intention of making an offer or sale of the Securities, or securities of the same or similar class as the Securities for a period of six months after completion of the issuances contemplated hereby. It is further understood and agreed that IP will not offer or sell any securities if, in the opinion of CSFB, such offer or sale would adversely affect the sale, placement or terms of the Securities or the Debt Issuance. As used herein, the terms "offer" and "sale" have the meanings specified in Section 2(3) of the Securities Act.

     You agree to reimburse CSFB and its affiliates, upon request made from time to time, for their reasonable fees and expenses incurred in connection with the transactions contemplated herein and the preparation, execution and delivery of any related documentation and the activities thereunder or contemplated thereby, including without limitation due diligence expenses, consultants' fees and expenses and the reasonable fees and expenses of counsel to CSFB and its affiliates, whether incurred before or after the execution of this Commitment Letter. You will also pay all costs and expenses of CSFB (including, without limitation, reasonable fees and disbursements of counsel) incurred in connection with the enforcement of any of its rights and remedies hereunder.

     You hereby agree to indemnify and hold harmless CSFB, its affiliates and their respective officers, directors, employees, agents, advisors and controlling persons (each, an "Indemnified Person") from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Debt Issuance, the use of the proceeds thereof, the Transactions or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing ("Proceedings"), regardless of whether any Indemnified Person is a party thereto, and to reimburse each such Indemnified Person for any reasonable legal or other expenses as they are incurred in connection with investigating or defending any of the foregoing; provided, however, that the foregoing indemnification will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or expenses to the extent that they are finally judicially determined by a court of competent jurisdiction not subject to further appeal to have resulted from the gross negligence or willful misconduct of such Indemnified Person. No Indemnified Person shall be liable for any indirect or consequential damages in connection with its obligations hereunder or its activities related to the Securities.

     If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless, then you shall contribute to the amount paid or payable to such Indemnified Person as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect not only the relative benefits received by you, on the one hand, and such Indemnified Person, on the other hand, as well as any relevant equitable considerations; provided, however, that to the extent permitted by applicable law, Indemnified Persons shall not be responsible for amounts in the aggregate which are in excess of all fees received by CSFB in connection with this engagement. It is hereby agreed that the relative benefits to you on the one hand and all Indemnified Persons on the other hand shall be deemed to be in the same proportion as (i) the total value received or proposed to be received by you pursuant to any sale of Securities and closing of the Debt Issuance, (in each case, whether or not consummated) bears to (ii) the fee actually paid to CSFB in connection with such sale and such financing. The indemnity, reimbursement and contribution obligations of IP hereunder shall be in addition to any liability which IP may otherwise have to an Indemnified Person and shall be binding upon and inure to the benefit of any successors, assigns, heir and personal representatives of IP and any Indemnified Person.

     Promptly after receipt by an Indemnified Person of notices of the commencement of any Proceedings, such Indemnified Person will, if a claim in respect thereof is to be made against IP, notify IP in writing of the commencement thereof; provided, however, that the omission so to notify IP will not relieve it from any liability which it may have hereunder except to the extent it has been materially prejudiced by such failure. In case any such Proceedings are brought against any Indemnified Person and it notifies you of the commencement thereof, IP will be entitled to participate therein, and, to the extent that they may elect by prior written notice delivered to such Indemnified Person, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Person; provided, however, that if the defendants in any such Proceedings include both such Indemnified Person and IP and such Indemnified Person shall have concluded that there may be legal defenses available to it which are different from or additional to those available to IP, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Proceedings on behalf of such Indemnified Person. Upon receipt of notice from IP to such Indemnified Person of its election so to assume the defense of such Proceedings and approval by such Indemnified Person of counsel, IP shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof (other than reasonable costs of investigation) unless (i) such Indemnified Person shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the preceding sentence, (ii) IP shall not have employed counsel reasonably satisfactory to such Indemnified Person to represent such Indemnified Person within a reasonable time after notice of commencement of the Proceedings or (iii) IP shall have authorized in writing the employment of counsel for such Indemnified Person.

     This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor any other agreement between us related to this Commitment Letter or the Transactions, including the Term Sheet, the Conditions and the Fee Letter, nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, employees, agents and legal advisors who are directly involved in the consideration of this matter (and then only on a confidential and need-to-know basis) or (b) as may be required by law or compulsory legal process (in which case you agree to inform us promptly thereof prior to any such disclosure); provided, however, that, after your acceptance of this Commitment Letter and the Fee Letter, you may disclose this Commitment Letter, the Term Sheet and the Conditions and their terms and substance (but not the Fee Letter or its terms and substance), on a confidential and need-to-know basis, to the Company and its directors, officers, employees, agents and legal advisors.

     The reimbursement, indemnification, contribution and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or CSFB's commitment hereunder.

     If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet, the Conditions and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter. CSFB's commitments and agreements contained herein will expire in the event that CSFB has not received such executed counterparts by 12:00 Noon (New York time) on May 23, 2000. The engagement of CSFB as Standby Purchaser and Placement Agent with respect to the Money Market Notes shall terminate on the earlier of (i) the 60th calendar day after the execution of this Commitment Letter, unless CSFB shall, in its discretion, agree to an extension and (ii) the date on which the Debt Issuance is consummated in full, in each case in the event that the Money Market Notes have not been issued by such date. Before such date, CSFB may terminate this Commitment Letter if any event occurs or information has become available that, in its judgment, results or is reasonably likely to result in the failure to satisfy any condition set forth in Exhibit B. After the purchase (if any) by CSFB of the Money Market Notes, the engagement of CSFB as Standby Purchaser shall terminate. Upon consummation by CSFB of the Placement, the engagement of CSFB as Placement Agent with respect to the Money Market Notes shall terminate. In any event, your obligations with respect to indemnification, contribution and confidentiality shall remain in full force and effect, regardless of any termination of the commitment of CSFB made hereunder.

     This Commitment Letter is intended to be solely for the benefit of the parties hereto and the Indemnified Persons and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Persons. This letter is not intended to create a fiduciary relationship among the parties hereto. This Commitment Letter and CSFB's commitment hereunder shall not be assignable by you without the prior written consent of CSFB (and any purported assignment without such consent shall be null and void). CSFB's commitment hereunder may be assigned by CSFB to any of its affiliates. This Commitment Letter, together with the Term Sheet, the Conditions and the Fee Letter, contain the entire agreement between the parties relating to the subject matter hereof and supersede all oral statements and prior writings with respect thereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and CSFB. This Commitment Letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof. This Commitment Letter shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to its choice of law rules.

     In rendering such services as set forth in this Commitment Letter, CSFB shall act as an independent contractor, and any duties of CSFB arising out of its engagement hereunder shall be owed solely to you. You acknowledge that CSFB is a securities firm that is engaged in securities trading and brokerage activities, as well as providing investment banking and financial advisory services. In the ordinary course of trading and brokerage activities, CSFB and its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of customers, in debt or equity securities of entities that may be involved in the transactions contemplated hereby. CSFB recognizes its responsibility for compliance with federal securities laws in connection with such activities. You further acknowledges that CSFB may employ the services of one or more of its affiliates in connection with the services to be performed by it hereunder and may assign and/or delegate any of its rights or responsibilities hereunder to any of such affiliates.

     EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.

     You irrevocably and unconditionally submit to the exclusive jurisdiction of any state or federal court sitting in the County of New York over any suit, action or proceeding arising out of or relating to this Commitment Letter. Service of any process, summons, notice or document in any such suit, action or proceeding may be made by registered mail addressed to you or CSFB, as appropriate, and you waive to the fullest extent permitted under applicable law any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject, by suit upon such judgment.

     You acknowledge that CSFB may provide debt financing, equity capital or other services (including financial advisory services) to parties whose interests may conflict with yours. Consistent with CSFB's policy to hold in confidence the affairs of its customers, CSFB will not furnish confidential information obtained from you to any of its other customers. Furthermore, CSFB has no obligation to use in connection with the Transactions contemplated hereby, or to furnish to you, confidential information obtained by CSFB from any other person.

     CSFB is pleased to have been given the opportunity to assist you in connection with this important financing.

                                          Very truly yours,

                                          CREDIT SUISSE FIRST BOSTON
                                          CORPORATION




                                          By: /s/ PETER S. MILHAUPT

                                            ------------------------------------

                                            Name: Peter S. Milhaupt


                                            Title: Managing Director



                                          By: /s/ RICHARD B. CAREY

                                            ------------------------------------

                                            Name: Richard B. Carey


                                            Title: Managing Director


Accepted and agreed to as of
the date first written above,


INTERNATIONAL PAPER COMPANY



By: /s/ JULIUS A. WEISS

    --------------------------------------------------------

    Name: Julius A. Weiss


    Title: Assistant Treasurer -- International

                                                                       EXHIBIT A

                          INTERNATIONAL PAPER COMPANY
                        FLOATING RATE MONEY MARKET NOTES
                           SUMMARY OF PRINCIPAL TERMS

Issuer:                                International Paper Company
Issue:                                 Senior unsecured money market notes
Amount:                                Up to $3,000,000,000 aggregate principal amount
Maturity:                              Second anniversary of issuance.
Current Ratings:                       Baa1(with negative outlook)/BBB+(on negative watch for
                                       downgrade) (long term) A-2/P-2 (short term)
Coupon Frequency:                      Quarterly
Interest:                              Floating Rate: 3 Month LIBOR plus 125 basis points
Day Count:                             Actual/360
Issue Price:                           100%
Distribution Method:                   CSFB as sole Placement Agent
Mandatory Redemption:                  None
Optional Redemption:                   After one year from issuance and each month thereafter, the
                                       Money Market Notes are callable at par
Transfer Restriction:                  The Money Market Notes initially will not be registered
                                       under the Securities Act and, until so registered, are being offered and sold only (1) in the United States to Qualified
                                       Institutional Buyers in reliance upon the exemption from the
                                       Securities Act provided by Rule 144A and (2) in offshore
                                       transactions in compliance with Regulation S under the
                                       Securities Act.
Registration Rights:                   Pursuant to a Registration Rights Agreement, IP will agree
                                       (i) to use their reasonable best efforts to cause to be
                                       filed, within a period of time to be mutually agreed upon
                                       after the initial issuance of the Money Market Notes, a
                                       registration statement with respect to an offer to exchange the Money Market Notes for Money Market Notes registered
                                       under the Securities Act with substantially identical terms
                                       (except certain transfer restrictions) and (ii) to use their reasonable best efforts to cause such registration statement to be declared effective under the Securities Act within a period of time to be mutually agreed upon after the initial issuance. The interest rate on the Money Market Notes is
                                       subject to a 50 basis point increase in the event that (i)
                                       the registration statement is not filed by the agreed upon period of time after initial issuance, (ii) the registration statement does not become effective within the agreed upon period of time after its filing and (iii) the exchange offer is not consummated within a period of time to be mutually
                                       agreed upon after effectiveness of the registration
                                       statement.

                                                                       EXHIBIT B

                                   CONDITIONS

     The commitment of Credit Suisse First Boston Corporation ("CSFB") pursuant to the Standby Purchase Commitment Letter dated May 22, 2000 (as the same may be amended from time to time in accordance with its terms, the "Commitment Letter"), between CSFB and International Paper Company ("IP") shall be subject to the following conditions (capitalized terms used but not defined herein shall, unless otherwise specified, have the meanings assigned to such terms in the Commitment Letter):

          (i) after the date of the Commitment Letter, no information or other matter relevant to the Transactions becomes known to CSFB that it in good faith believes is inconsistent in a material and adverse manner with any information or other matter relevant to the Transactions disclosed to CSFB prior to the date of the Commitment Letter;

          (ii) there shall not have occurred, exist or become known to CSFB any event, condition or change in or affecting IP or Acquico that, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

          (iii) the preparation, execution and delivery of definitive documentation satisfactory to CSFB in connection with Standby Purchaser and Placement of the Money Market Notes (including, without limitation, an underwriting or purchase agreement in CSFB's customary form and an indenture or fiscal agency agreement, satisfactory to CSFB and its counsel) and compliance with, and satisfaction of, all terms and conditions to be performed at or prior to the Debt Issuance set forth therein;

          (iv) the sources (including the amount of the Bank Credit Facilities and cash on hand) and uses of funds necessary to consummate the Transactions are as set forth in the Commitment Letter and otherwise satisfactory to CSFB, in its reasonable judgment;

          (v) after giving effect to the Transactions (and the sources and uses necessary to consummate the Transactions), IP and its subsidiaries shall have on a pro forma basis reasonably sufficient liquidity to conduct their businesses in the normal course;

          (vi) the terms, conditions and structure of the Acquisition (including the Exchange Offer and the Merger), the Equity Issuance, the Bank Credit Facilities and any Securities other than the Money Market Notes, including any documentation therefor, shall be in form and substance reasonably satisfactory to CSFB. The Transactions shall be in compliance, in all material respects, with all laws and regulations, including any state anti-takeover law regulating the Acquisition, or CSFB shall have determined such to be inapplicable to the Acquisition. CSFB shall have received copies, certified by IP, of all material filings made with any governmental authority in connection with the Transactions;

          (vii) with respect to the Exchange Offer,

             (a) not less than 66 2/3% of the Shares outstanding on a fully diluted basis (with all options or other securities convertible into or exercisable or exchangeable for Shares being deemed to have been so converted, exercised or exchanged) shall have been validly tendered pursuant to the Exchange Offer and not withdrawn prior to the expiration of the Exchange Offer and accepted for payment (or exchange) in accordance with the terms of the Exchange Offer,

             (b) CSFB shall be satisfied, in its sole discretion, that the provisions of Section 912 of the New York Business Corporation Law have been complied with or are invalid or otherwise inapplicable to the Exchange Offer, and

             (c) CSFB shall be satisfied, in its sole discretion, that no provision of law or regulation, or of the certificate of incorporation or by-laws of the Company or of any shareholder agreement or shareholder rights program of the Company or of any other agreement, shall prevent or impede the consummation of the Exchange Offer or the Merger (or the ability of Acquico to vote the Shares in favor of the Merger) in a manner reasonably satisfactory to CSFB;

          (viii) as of the Closing Date, the Transactions shall have been consummated in accordance with documents in form and substance reasonably satisfactory to CSFB, which documents shall contain no material terms and conditions which have not been satisfied and no material term thereof shall have been amended, supplemented, otherwise modified in any material respect or waived except with the required consent;

          (ix) CSFB shall be reasonably satisfied as to compliance, in all material respects, by IP and Acquico, any other applicable acquisition entity and the Company with all applicable regulations;

          (x) all material approvals and consents of any governmental authorities and third parties required in connection with the Transactions and the other transactions contemplated by the Commitment Letter shall have been obtained (without the imposition of any materially burdensome or adverse conditions), and all such approvals and consents shall be in full force and effect. All applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the Transactions;

          (xi) customary closing conditions for transactions similar to the Debt Issuance, including, without limitation, (a) the accuracy in all material respects of all representations and warranties, (b) the absence of any defaults, prepayment events or creation of liens under debt instruments or other agreements (other than under any debt instrument or agreement which is being repaid and terminated on the Closing Date) as a result of the Transactions and the other transactions contemplated by the Commitment Letter, (c) the absence of any change in the capital, corporate and organizational structure of IP, Acquico or the Company which would be materially adverse to CSFB in its reasonable determination, (d) compliance with applicable laws and regulations (including employee health and safety, margin regulations, and environmental laws), (e) evidence of reasonably satisfactory insurance, (f) evidence of authority, (g) delivery of historical and pro forma financial statements, and (h) the receipt by CSFB of satisfactory legal opinions (including, without limitation, as to no violation of any margin regulations);

          (xii) there shall not exist any threatened or pending action, proceeding or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, (a) challenging the consummation of the Transactions or which would restrain, prevent or impose burdensome conditions on the Transactions, individually or in the aggregate, or any other transaction contemplated hereunder, which could reasonably be expected to have a Material Adverse Effect, (b) seeking to prohibit the ownership or operation by IP or any of its subsidiaries of all or a material portion of any of their business or assets which could reasonably be expected to have a Material Adverse Effect, or (c) seeking to obtain, or having resulted in the entry of, any judgment, order or injunction that adversely affect the marketability of the Securities, in CSFB's sole judgement;

          (xiii) there shall not have occurred after the date of the Commitment Letter (a) any general suspension (other than temporary "circuit breakers") of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in any Applicable Jurisdiction, (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in any Applicable Jurisdiction, (c) the commencement of a war, armed hostilities or other international or national calamity or emergency, directly or indirectly involving any Applicable Jurisdiction, which makes it, in the CSFB's reasonable discretion, impracticable or inadvisable to market the Securities, or (d) in the case of the foregoing clause (c), a material escalation or worsening thereof, which makes it, in CSFB's reasonable discretion, impracticable or inadvisable to market the Securities; and

          (xiv) payment of fees and expenses, including reasonable fees and expenses of the CSFB's counsel.

     "Material Adverse Effect" shall mean a material adverse change, or any condition or event that, in the reasonable and good faith judgment of CSFB, could reasonably be expected to result in a material adverse change, in (i) the business, assets, results of operations or financial condition of IP, the Company and their respective subsidiaries taken as a whole, or (ii) the validity or enforceability of any of the documents entered into in connection with the Transactions or the other transactions contemplated by the Commitment Letter or

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the rights, remedies and benefits available to the parties thereunder or the ability of IP, Acquico or the Company to consummate the Transactions.

     "Applicable Jurisdiction" means the United States and any State thereof.

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